Exhibit 4.4

Joinder Agreement

September 7, 2012

Goldman, Sachs & Co.

200 West Street

New York, New York 10282-2198

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

As representatives (the “Representatives”) of the several Purchasers (as defined below)

Reference is hereby made to that exchange and registration rights agreement (the “Exchange and Registration Rights Agreement”), dated August 6, 2012, among Isabelle Acquisition Sub Inc., a Delaware corporation, and the Purchasers relating to the issuance and sale to the Purchasers of $365,000,000 aggregate principal amount of 10% / 10.75% Senior Notes due 2018 (the “Notes”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Exchange and Registration Rights Agreement.

This Joinder Agreement is being executed and delivered by the undersigned on the date of the consummation of the Merger, after giving effect to the Merger.

1.                                       Joinder.  Each of the undersigned hereby acknowledges that it has received a copy of the Exchange and Registration Rights Agreement and acknowledges and agrees with the Purchasers that by its execution and delivery hereof it shall (i) join and become a party to the Exchange and Registration Rights Agreement; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgements applicable to such party as set forth in and in accordance with the terms of the Exchange and Registration Rights Agreement; and (iii) perform all obligations and duties as required of it in accordance with the Exchange and Registration Rights Agreement.  Each of the undersigned hereby represents and warrants that the representations and warranties set forth in the Exchange and Registration Rights Agreement applicable to such party are true and correct on and as of the closing date with the same force and effect as if such representations and warranties had been made on and as of the closing date (except that representations and warranties made as of a particular date were true and correct on and as of such particular date).

2.                                       Counterparts.  This Joinder Agreement may be signed in one or more counterparts (which may be delivered in original form or facsimile or “pdf” file thereof), each of which shall constitute an original when so executed and all of which together shall constitute one and the same agreement.

3.                                       Amendments.  No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

4.                                       Headings.  The descriptive headings of the several Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

5.                                       APPLICABLE LAW.  THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the date first written above.

INTERLINE BRANDS, INC.

By:	/s/ Michael Agliata
Name: Michael Agliata
Title: VP, General Counsel & Secretary

The foregoing Joinder Agreement is hereby confirmed and accepted by the Purchasers named in Schedule I to the Exchange and Registration Rights Agreement as of the date first above written.

Accepted as of the date hereof:

Goldman, Sachs & Co.

By:	/s/ Michael Hickey
Name: Michael Hickey
Title: Vice President

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:	/s/ Mark W. Kushemba
Name: Mark W. Kushemba
Title: Director

On behalf of each of the Purchasers